HEARTLAND GROUP, INC.
FORM N-SAR:  JUNE 30, 2006

TRANSMITTAL LETTER

VIA EDGAR

Securities and Exchange Commission
RE:  Form N-SAR
     June 30, 2006

Ladies and Gentleman:

Attached for filing herewith is the Form N-SAR for Heartland Group, Inc. This form is being filed solely for the series of the Registrant designated as Heartland Select Value Fund,
Heartland Value Plus Fund, and Heartland Value
Fund.

By (Signature and Title)*
/s/Christopher E. Sabato
Christopher E. Sabato
Treasurer & Principal Accounting Officer



SUB-ITEM 77E

LEGAL PROCEEDINGS

As disclosed in the Heartland Funds most recent semi-annual report:

On July 18, 2002, pursuant to a stipulation and following a fairness hearing, the U.S. District
Court for the Eastern District of Wisconsin approved a settlement of a consolidated class action brought by shareholders of the Heartland
High-Yield Municipal Bond Fund and the Heartland
Short Duration High-Yield Municipal Fund (together, the High-Yield Funds), in which Heartland Group,
Inc. (the Corporation), Heartland Advisors, Inc.
(the Advisor), the High-Yield Funds and certain other parties were named as defendants. The litigation arose out of a repricing of the securities in the High-Yield Funds in October 2000.
Under the terms of the settlement, the Corporation, the Advisor, the High-Yield Funds, and certain related parties were dismissed and released from all claims in the class action upon establishment of a settlement fund for the benefit of the class plaintiffs. Neither the Corporation nor any of its separate funds, directors, or officers were required to contribute to the settlement fund
(although an affiliate of the Advisor did make a substantial contribution to facilitate settlement).
Subsequently, all other suits filed by persons who opted out of the class action settlement were also settled without any contribution from the Corporation, its Funds, directors or officers.
The High-Yield Funds, which had been in receivership since March 2001, were liquidated in December 2004.

On December 11, 2003, the SEC filed a civil complaint in United States District Court for the Eastern District of Wisconsin (Civil Action
No. 03C1427) relating to the High-Yield Funds against the Advisor; William J. Nasgovitz,
President of the Advisor, President and a director of the Corporation and member of the Heartland Value Fund portfolio management team;
Paul T. Beste, Chief Operating Officer of the
Advisor, Vice President and Secretary of the
Corporation; Kevin D. Clark, an officer of the Advisor; Hugh Denison, a former director of the Corporation who presently serves as Senior Vice
President of the Advisor and as a member of the portfolio management team for the Heartland Select
Value and Heartland Value Fund; certain former officers of the Advisor; and others.

The SEC alleges various violations of the federal securities laws with respect to: the pricing of securities owned by the High-Yield Funds and the related calculation of the High-Yield Funds net asset value per share from March 2000 to March 2001;
disclosures in the prospectus, other SEC filings and promotional materials for the High-Yield Funds relating to risk management, credit quality, liquidity and pricing; breach of fiduciary duty;
the sale in September and October 2000 by certain individual defendants of shares of the High-Yield
Funds while in possession of material, non-public information about those funds; and the disclosure of material, non-public information to persons who effected such sales. The SEC seeks civil penalties and disgorgement of all gains received by the defendants as a result of the conduct alleged in the complaint, a permanent injunction against the defendants from further violations of the applicable federal securities laws, and such other relief as the court deems appropriate.

In February 2004, the Advisor, and Messrs. Nasgovitz,
Beste, Denison and Clark filed their answers to the SECs complaint, denying the allegations and claims made therein and raising affirmative defenses.

The complaint does not involve the Corporation, the Heartland Select Value, Value Plus or Value
Funds (the Funds), any portfolio manager of those Funds (other than Mr. Nasgovitz and Mr. Denison) or any of the current independent directors of the Corporation. However, an adverse outcome for the Advisor and/or its officers named in the complaint could result in an injunction that would bar the Advisor from serving as investment advisor to the Funds or bar such officers from continuing to serve in their official capacities for the Advisor. The
Advisor has advised the Funds that, if these results occur, the Advisor will see exemptive relief from the SEC to permit it to continue serving as investment advisor to the Funds. There is no assurance that the SEC will grant such exemptive relief.